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                               PLATO LEARNING, INC
                      FISCAL YEAR 2005 Q2 FINANCIAL RELEASE
                                 CONFERENCE CALL
                                  JUNE 2, 2005


OPERATOR
--------

Ladies and gentlemen, welcome to PLATO Learning's second quarter conference call. At this time, I would like to introduce Mike Morache, President and CEO of PLATO Learning.


MIKE MORACHE
------------

Good afternoon. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today are Larry Betterley, our Senior Vice President and Chief Financial Officer, and Steve Schuster, our Vice President and Treasurer.

I will make a few opening remarks, Larry will comment on the financial results, and then I will make some concluding comments. We will then take your questions.

Before we start, Larry will preface our remarks with a safe harbor statement. Larry.


LARRY BETTERLEY
---------------

This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company's Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.



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The content of our call contains time-sensitive information that is accurate only as of today, June 2, 2005. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited.

Mike.


MIKE MORACHE
------------

Thanks Larry.

The financial results we announced today for our second quarter of fiscal 2005 were somewhat better than our expectations and helped us to get back to our financial plan year-to-date.

Revenues were $31.4 million for the quarter and $56.9 million year-to-date, both down about 3% from those periods in 2004, but within our expectations. As discussed in the first quarter call, several factors were expected to affect our performance in the first half, including management changes, sales and service organization realignment, and implementation of new systems and procedures to improve the efficiency of our sales process in the future. These changes affected all non-service revenues, including deferred revenues. Service revenues continued to grow and nearly offset the declines in non-service revenue areas.

Total gross margin percentage declined, primarily due to the shift in revenue mix to services, which have lower gross margins than license fees and subscriptions. Most of this shift was anticipated, and total gross margin is in line with planned levels. We are pleased with our progress in reducing operating expenses, which declined 12% for both the quarter and year-to-date from 2004, excluding the effects of restructuring and other charges. We continue to scrutinize the level of spending and allocation of resources to improve our productivity.


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The resulting net loss for the quarter, excluding restructuring and other charges, was $2.3 million, or $0.10 per share. This is a 28% improvement over last year, clearly demonstrating the value of our cost reduction initiatives to-date, especially given our lower gross margins this year. Net loss, excluding restructuring and other charges, also improved year-to-date to $10.6 million, or $0.45 per share, compared to $10.8 million, or $0.48 last year.

The Company's cash and investment position of $31.5 million is down from year-end and first quarter levels, due to low cash receipts during second quarter, resulting from low order volume in the first half of the year and seasonality of cash flow. It is, however, still nearly $10.0 million greater than the end of second quarter last year.

We are satisfied with second quarter performance and see sufficient opportunity to achieve our financial goals for the year, which remain consistent with our previous financial guidance. We also continue to implement the operational improvements needed to achieve our expected financial performance over the long term. The type and magnitude of these changes can have an effect on our near-term financial performance. We intend to manage change to minimize disruption; however, the changes must be made and are among the company's top priorities. I will discuss these initiatives in a few minutes, after Larry reviews the financial results in further detail. Larry.

LARRY BETTERLEY
---------------

Thank you Mike.

Q2 FINANCIAL RESULTS:
---------------------

Revenues for second quarter 2005 totaled $31.4 million, a 3% decrease from the $32.3 million reported in 2004. Our net loss for the second quarter was $3.0 million, or $0.13 per share, as compared to a net loss of $3.2 million, or $0.14 per share, for the same period of 2004. Excluding the impact of restructuring and other charges, however, the net loss was 28% lower than last year's second quarter at $2.3 million, or $0.10 per share.

For the year-to-date, revenue also declined 3% to $56.9 million, with a net loss of $13.5 million, or $0.58 per share. Excluding restructuring and other charges, the net loss was $10.6 million, or $0.45 per share, a 2% and 6% improvement, respectively, from last year.


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REVENUES:
---------

License fee revenues in second quarter 2005 were $14.2 million, a $3.0 million or 17% decrease from 2004. The decline was expected due to the factors discussed by Mike, which resulted in a low order volume and decrease in the number of large orders closed. 29 transactions over $100,000, with a total order value of $8.1 million, were closed in the quarter, compared to 51 transactions with a total order value of $12.9 million last year. Subscription revenue declined 15% to $4.5 million, impacted by the low order level, but also due to strong sales of our client hosted web products. A decrease in hardware sales, which tend to fluctuate by quarter, led the decline in other revenues.

Service revenues grew by $3.7 million or 52% in the second quarter of 2005 over 2004, offsetting much of the decline in non-service revenue categories. Approximately half of the growth was in software support fees and educational consulting, with the other half coming from our new Supplemental Educational Services offering.

Year-to-date declines in license fee revenues of 16%, subscription revenues of 8%, and other revenues of 34%, were nearly offset by a 41% increase in services revenues. The reasons for the year-to-date changes from last year are similar to those discussed for the quarter.

Our deferred revenue balance at quarter-end was $39.3 million. This is down from a high at the end of 2004 of $51.6 million, but near the April 30, 2004 level of $38.3 million. The decline is due to low order volume from factors previously discussed and also to the general seasonality of orders. Deferred revenues are expected to grow as order volume increases in the 2nd half of the year.

GROSS PROFIT:
------------

The overall gross profit margin for the quarter was 58.3%, versus 62.2% in second quarter 2004. This decline for the quarter was anticipated and is primarily due to a shift in revenue mix toward more services revenues, which generates lower gross margins, and to the reduction in license fees and subscription revenues, which have low variable costs.


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Gross margins year-to-date 2005 were also affected as expected by these factors, resulting in an overall gross margin of 53.1% versus 60.5% in 2004. Gross margins are expected to improve in the second half of the year as license fee revenues grow.

OPERATING EXPENSES:
-------------------

Our total operating expenses in the second quarter 2005 were $20.6 million, excluding restructuring and other charges of $632,000. This compares to $23.3 million of operating expenses in last year's second quarter, representing a 12% reduction. The reduction reflects the effect of cost reduction activities initiated during 2004 and 2005 in all areas of the company, and realignment of service resources from sales support to billable activities. These reductions were partially offset by increased professional fees in G&A for Sarbanes-Oxley compliance, senior management changes, and implementation of new processes. Restructuring and other charges for the quarter consist primarily of committed costs of vacated facilities in the U.K., as well as severance costs for several terminations in the U.S. as part of our continued evaluation of the company's business structure.

Year-to-date operating expenses, excluding restructuring and other charges, also declined 12% from 2004 to $40.7 million, for similar reasons as discussed for the quarter. Restructuring and other expenses totaled $2.9 million year-to-date, including employee terminations in the U.K. and U.S., vacated facilities in the U.K., and executive termination costs.

BALANCE SHEET AND CASH FLOW:
----------------------------

Cash and marketable securities were $31.5 million at April 30, 2005. This is down $14 million from year-end, due to low order volume, including the general seasonality of orders, and the fixed nature of most of our costs. Compared to April 30, 2004, cash and marketable securities have increased nearly $10 million. EBITDA, excluding restructuring and other charges, was a positive $2.4 million for the quarter and near breakeven year-to-date. Cash used in operating activities year-to-date was $9.6 million, favorably affected by $9.5 million of depreciation and amortization expense. Continued improvements in receivable collection metrics were offset by the decline in deferred revenues.


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 Total capitalized courseware development costs and capital expenditures exceeded amortization and depreciation expense by $1.4 million year-to-date, due to the timing of completion of capitalized projects.

 A $1.0 million payment was also made during the quarter to the prior CEO, in lieu of a stock option grant due under the terms of his employment agreement. This payment is being expensed over a 36-month term associated with non-compete and other provisions of the agreement.

This concludes my formal remarks. I'll turn it back to Mike now for his further comments.

MIKE MORACHE
------------

Thank you Larry.

Since becoming the CEO in March, I have spent a great deal of time meeting with employees and assessing the business. PLATO Learning has tremendous assets in its intellectual property, customer relationships, and the talent of its employees who have a sincere passion for improving education. The company, however, also needs to make changes in its business structure, systems, and processes to sustain a growing and profitable business in the future. Some of these changes were begun under the leadership of Dave Smith in his role as interim CEO and continue to be implemented. Others are being initiated as needs are identified. I will discuss the most significant of these in more detail.

The sales organization is being realigned to better concentrate on market opportunities. This was begun in the beginning of the year to improve sales in the elementary market and continues to be adjusted to improve our productivity. As part of this, management layers have been reduced, and strategic and support positions have been assigned territories with quota accountability. New tools and procedures are also being implemented to improve our forecasting, pipeline management, pricing discipline, and transaction close time. These changes have caused some attrition in the field organization and others may leave who can't be effective in the new organization. Dave Smith has taken leadership for our K-12 sales business, due to a leave of absence of our Sr. VP in that area, which is unrelated to the changes being made. A search for a new leader has begun to fill the position on a permanent basis.


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As Dave has discussed in the past, we are implementing a new product development review process to focus the development efforts of the company on projects that fit our strategic direction and meet return on investment criteria. We have completed a review of our strategy and identified specific market segments to pursue and the key product requirements needed to be successful in those markets. This will result in focused investment in those markets and products and phase out of products that no longer meet our long term vision. We are also making improvements to our software development processes to make them best of class. To that end, we have hired Jim Lynn as Chief Technology Officer. Jim has extensive experience in software development at Lockheed Martin, Pearson Digital Education and Motorola, and he is uniquely qualified to accomplish critical software development process improvements at PLATO Learning.

In addition, we continue to look for cost savings and productivity improvements throughout the company and will implement them as they are identified.

The changes I've identified are substantial, but necessary to transform the company from one of slow growth and losses to one of consistent double-digit profitable growth in both the top and bottom lines, and a 15-20% operating income. It will take some time, but I am confident it can be done and have experience in doing just that in a prior role in this industry. With the wealth of assets and talent of employees at PLATO Learning, there is no reason this can't occur here as well, once the necessary changes to business operations are in place and working well.

Before I conclude the formal comments and take questions, I would like to acknowledge Dave Smith for his outstanding contributions throughout the first half of the year as PLATO's interim CEO, then as interim K12 VP sales, and as our full time executive chair. Dave's leadership, versatility, and strategic thinking during our transition cannot be over-stated. As executive chair, I am pleased that Dave will remain a full time member of PLATO's leadership.

That concludes our formal remarks. We will now take any questions you may have. Operator.



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Q&A
---

CLOSING STATEMENT
-----------------

Thank you again for joining us today. I am very optimistic about PLATO Learning's potential for profitable growth in the future. I hope I conveyed that optimism and my excitement about working with the company to achieve its full potential.

Thank you and good bye.









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